                                  Exhibit 99.2



                         Buena Venture Associates, L.P.
                           201 Main Street, Suite 3200
                              Fort Worth, TX  76102


                                 April 18, 2000

Mr. George Dunham
Chief Executive Officer
INSpire Insurance Solutions, Inc.
300 Burnett Street
Fort Worth, TX  76102

Dear Mr. Dunham:

      Last month you and the rest of INSpire's Board of Directors adopted an illegal and unenforceable bylaw in an attempt to muzzle shareholders at this year's upcoming annual meeting. We have already expressed to you, both privately and publicly, our shock and dismay.

     Frankly, we had hoped to hear from you by now with some positive news. But we have heard nothing. We have consequently filed earlier today a lawsuit requesting that the Texas courts formally declare that your bylaw is illegal and void as applied to this year's meeting.

     We have also regretfully commenced taking the preparatory steps necessary to conduct a proxy contest with respect to the two director seats open for election this year - one of which is yours. We have engaged D.F. King to assist us, and we have asked our attorneys to start preparing draft preliminary proxy materials for filing with the Securities and Exchange Commission.

     We do not believe, however, that a proxy contest and yet more litigation are necessarily in the best interests of the Company and its shareholders right now. Neither, presumably, do you.

     This time we expect an answer.




                                   Very truly yours,

                                   BUENA VENTURE ASSOCIATES, L.P.

                                   By:  Buena Holdings Associates, L.P.,
                                        general partner

                                        By:  Buena Holdings Genpar, Inc.
                                             general partner


                                        By:  /s/ John Pergande
                                             John Pergande,
                                             Vice President